                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/x/  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Shurgard Storage Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                  March 31, 1997

Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Shurgard Storage Centers, Inc. at 2:00 p.m. on Tuesday, May 13, 1997, at the Sheraton Seattle Hotel, Metropolitan Room, 1400 Sixth Avenue, Seattle, Washington.

         The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

         Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.



                                                     Sincerely,


                                                     Charles K. Barbo
                                                     Chairman, President and
                                                     Chief Executive Officer















                                    IMPORTANT

A proxy card is enclosed. All stockholders are urged to complete and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                         SHURGARD STORAGE CENTERS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 13, 1997

To the Stockholders:

         The 1997 Annual Meeting of Stockholders of Shurgard Storage Centers, Inc. will be held at the Sheraton Seattle Hotel, Metropolitan Room, 1400 Sixth Avenue, Seattle, Washington on Tuesday, May 13, 1997, at 2:00 p.m.
for the following purposes:

         1.       To elect two directors to the Company's Board of Directors;

         2. To approve a proposal to change the Company's state of incorporation from Delaware to Washington through a merger of the Company with a newly formed, wholly owned Washington subsidiary; and

         3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         The record date for the Annual Meeting is March 21, 1997. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available at the Company's office at 1201 Third Avenue, Suite 2200, Seattle, Washington for the ten days immediately prior to the meeting.

         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY.

                                          By Order of the Board of Directors,



                                          Kristin H. Stred
                                          Secretary
Seattle, Washington
March 31, 1997

                         SHURGARD STORAGE CENTERS, INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                                 OF STOCKHOLDERS

                             TO BE HELD MAY 13, 1997

GENERAL

         The enclosed proxy is solicited by the Board of Directors of Shurgard Storage Centers, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held at 2:00 p.m. on Tuesday, May 13, 1997 at the Sheraton Seattle Hotel, Metropolitan Room, 1400 Sixth Avenue, Seattle, Washington and at any postponement or adjournment thereof (the "1997 Annual Meeting"). Only holders of record of the Company's Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") at the close of business on March 21, 1997 will be entitled to vote at the 1997 Annual Meeting. On that date, the Company had 27,695,978 shares of Class A Common Stock and 154,604 shares of Class B Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote.

         The Company began operations on March 1, 1994 through the consolidation (the "Consolidation") of 17 publicly held limited partnerships that had been sponsored by Shurgard Incorporated (the "Management Company"). Following the Consolidation, the Management Company managed the Company's business affairs and properties. On March 24, 1995, the Management Company was merged with the Company (the "Merger"), as a result of which the Company became self-managed and self-administered. Certain information in this Proxy Statement refers to the Consolidation, the Merger and the Management Company.

         The address of the Company's principal executive offices is 1201 Third Avenue, Suite 2200, Seattle, Washington 98101. This Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders on or about March 31, 1997.

QUORUM

         A quorum for the Annual Meeting shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the 1997 Annual Meeting, present in person or by proxy.

VOTING

         Shares of Common Stock for which proxies are properly executed and returned will be voted at the 1997 Annual Meeting in accordance with the directions noted thereon or, in the absence of directions, will be voted "FOR" the election of the nominees for the Board of Directors named herein, provided that if either nominee should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose, and "FOR" the reincorporation of the Company in the state of Washington. The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy, and entitled to vote, shall be elected as directors. Abstention from voting and broker nonvotes on the election of directors will have no impact on the outcome of this proposal since they have not been cast in favor of any nominee. The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required for approval of the change in the Company's state of incorporation from Delaware to Washington by merger with and into a wholly owned subsidiary. Abstention from voting and broker nonvotes will have the practical effect of voting against the reincorporation since they represent one less vote for approval.

REVOCATION

         Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the 1997 Annual Meeting and voting in person.

                 ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

         The Board of Directors is divided into three classes. Each class is elected for a three-year term and directors in the other classes remain in office until their respective three-year terms expire. The Company's Board of Directors presently consists of six members, with two members in each of Class 1, Class 2 and Class 3. Mr. Beck has served as director of the Company since 1993 and Mr. Smith has served since 1994. Their terms as directors will conclude at the 1997 Annual Meeting, unless they are elected to another three-year term.

INFORMATION ABOUT THE DIRECTORS NOMINATED FOR ELECTION

         TERMS TO EXPIRE IN 2000 (CLASS 3)

         Wendell J. Smith (age 64) has served as a director of the Company since March 1994. Mr. Smith is also currently a director of Franchise Finance Corporation of America and PGA Tour Properties. He has previously served on the Western and National Advisory Boards for Federal National Mortgage Association and the Advisory Board of the Center for Real Estate Research at the University of California. He retired in 1991 from the State of California Public Employees Retirement System ("Calpers") after 27 years of employment, the last 21 in charge of all real estate equities and mortgage acquisitions for Calpers. During those 21 years, Calpers invested over $8 billion in real estate and mortgages. In 1991, Mr. Smith established W.J.S. & Associates, which provides advisory and consulting services for pension funds and pension fund advisors.

         Harrell L. Beck (age 40) has served as a director of the Company and as its Chief Financial Officer and Treasurer since July 1993. Prior to the closing of the Merger, Mr. Beck also served as the Company's President. He was named Senior Vice President of the Company upon the closing of the Merger. He joined the Management Company in April 1986 as the Eastern Regional Vice President and, in 1990, became its Chief Financial Officer and, in 1992, its Treasurer. Prior to joining the Management Company, Mr. Beck was a manager with Touche Ross & Co., where he was employed for approximately six years, during which time he provided services primarily to clients in the real estate and aerospace industries. Mr. Beck has a Bachelor of Arts degree in Business Administration from Washington State University and is a member of the American Institute of Certified Public Accountants.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

         TERMS EXPIRE IN 1998 (CLASS 1)

         Charles K. Barbo (age 55) has been involved as a principal in the real estate investment industry since 1969. Mr. Barbo is one of the co-founders of the Management Company, which was organized in 1972 to provide property management services for self storage facilities and other real estate and commercial ventures. Prior to the Merger, he served as Chairman of the Board and President of the Management Company. Upon the closing of the Merger, he was named Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Barbo is a graduate of the Owner/President Management Program of Harvard Business School, has a Bachelor of Arts degree in history from the University of Washington, and is a licensed real estate broker. He is an alumnus of the Young Presidents' Organization. Mr. Barbo is a director of Matthew G. Norton Co., Northwest Building Corp. and Asia-Europe-America's Bank, all of which are privately held.

         Donald W. Lusk (age 69) has served as a director of the Company since March 1994. Since October 26, 1995, Mr. Lusk has served as the Lead Outside Director of the Company. He is the President of Lusk Consulting Group, which is engaged in general management consulting as well as the formation and delivery of management development programs in the United States and Canada. From 1974 to 1991, Mr. Lusk was Regional Managing Partner of Management Action Programs in the Pacific Northwest. Mr. Lusk has a Bachelor of Arts degree from Pomona College. He currently serves as a director of G.T. Development Corporation and Savolite Corporation. He has previously served as a director of Robert E. Bayley Construction Company, Management Action Programs, Inc., The Bekins Company, California Pacific National Bank, I.C.X. Corporation, Laguna Manufacturing Company, Ormand Industries and Pacific United Services Corporation, and was Chairman of the School of Business and Economics Advisory Board of Seattle Pacific University.

         TERMS EXPIRE IN 1999 (CLASS 2)

         Howard J. Johnson (age 58) has served as a director of the Company since May 1996. He has since 1965 been the Chairman, President and Chief Executive Officer of Howard Johnson & Company, an independent consulting and actuarial firm specializing in employee benefits and compensation. He has also served as the Chairman and President of Howard Johnson & Company (UK) Limited and Howard Johnson & Company (Europe) Limited since 1994. Mr. Johnson attended the University of Washington. Mr. Johnson is a director of Smith Barney Fundamental Value Fund, Inc. and Northwestern Trust and Investor Advisory Company.

         Greenlaw Grupe, Jr. (age 59) has served as a director of the Company since May 1996. He founded The Grupe Company in 1979. He is the Chairman and Executive Officer of The Grupe Company which has developed 50 communities valued at $2 billion and which actively manages residential and commercial assets in eight states. Mr. Grupe is a graduate of the University of California at Berkeley. He is a past president of the Urban Land Institute, Stockton Chamber of Commerce, and Golden Gate and Northern California Chapters of Young Presidents' Organization, and is a current member of the Board of Regents of the University of the Pacific and the Board of Directors for the California Chamber of Commerce. Mr. Grupe was an indirect general partner in three partnerships which, in 1994, along with 18 other partnerships, filed a pre-negotiated uncontested filing under the bankruptcy code as part of a refinancing designed to enable a lender to be admitted to the partnerships while protecting certain tax advantages of the partnerships. All creditors of the partnerships involved in the refinancing were paid in full. Mr. Grupe is a director of the Grupe Company and some of its affiliates, all of which are privately held.

         Eleven Board of Directors meetings were held in 1996. Each of the directors attended over 75% of the meetings of the Board of Directors and committees of which they were members.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has established four standing committees of its Board of Directors--an Audit Committee, a Compensation Committee, a Nominating and Organization Committee and an Executive Committee. Each of these committees is responsible to the full Board of Directors, and its activities are therefore subject to approval of the Board of Directors. The functions performed by these committees are summarized as follows:

         Audit Committee. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's responses thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. The members of the Audit Committee are Messrs. Lusk (Chairman), Grupe and Smith. The Audit Committee met five times in 1996.

         Compensation Committee. The Compensation Committee establishes the remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefits programs and recommends and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs. The members of the Compensation Committee are Messrs. Lusk (Chairman), Grupe, Johnson and Smith. The Compensation Committee met seven times in 1996.

         Nominating and Organization Committee. The Nominating and Organization Committee makes recommendations to the Board of Directors on the size and composition of the Board of Directors and nominees for directors and on the organization of the Company, as well as performing other duties as may be assigned by the Board. The committee will consider nominees recommended by stockholders in accordance with the procedures governing such nominations set forth in the Company's Bylaws. The members of the Nominating and Organization Committee are Messrs. Barbo (Chairman), Lusk, Grupe, Johnson, Smith and Beck. The Nominating and Organization Committee met twice in 1996.

         Executive Committee. The Executive Committee consults with and makes recommendations to management with respect to long-range planning, organizational development, operational strategies and other matters concerning the Company. The Executive Committee reports to the Board of Directors on such matters when appropriate. The members of the Executive Committee are Messrs. Barbo (Chairman) and Lusk. The Executive Committee met three times in 1996.

         Special Committee. On March 19, 1996, the Board of Directors created a Special Committee comprised of two of the Company's independent Directors for the purpose of evaluating on behalf of the Company possible transactions between the Company and IDS/Shurgard Income Growth Partners L.P., IDS/Shurgard Income Growth Partners L.P. II, and IDS/Shurgard Income Growth Partners L.P. III (the "Special Committee"). The Board of Directors appointed Mr. Lusk to serve as Chairman of the Special Committee and Mr. Smith to serve as a member.
In 1996, the Special Committee met six times.

DIRECTOR COMPENSATION

         Fees. Directors who are employees of the Company do not receive any fees for their services as directors. In 1996, Directors who are not employees of the Company were paid an annual retainer of $15,000 for serving on the Board of Directors and an additional fee of $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors attended. Mr. Lusk (Chairman of the Special Committee) and Mr. Smith were paid $750 and $500, respectively, for each meeting of the Special Committee attended. The Company reimburses each nonemployee director for travel expenses incurred in connection with his or her activities on behalf of the Company.

         Options. At the 1996 Annual Meeting, nonemployee directors also received stock option grants to purchase 9,000 shares of Class A Common Stock under the Company's Nonemployee Director Plan. Such options will vest in 3,000 share increments over a three-year period, with one increment vesting on the date of the Company's Annual Meeting in each of 1997, 1998 and 1999, assuming each director continues to serve until such Annual Meeting. The exercise price of the options is $25.50 per share.

SECTION 16 REPORTING

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% beneficial owner are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the 1996 fiscal year all filing requirements applicable to its officers and directors were complied with by such persons.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 3, 1997, certain information with respect to the beneficial ownership of shares of Class A Common Stock and Class B Common Stock by each director and executive officer of the Company and all directors and executive officers of the Company as a group. It also sets forth, as of March 3, 1997, certain information with respect to stockholders who beneficially own more than 5% of the shares of Class A Common Stock or Class B Common Stock. Except as otherwise noted, the Company believes that the beneficial owners of the shares of Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                             AMOUNT AND
                                                                         NATURE OF BENEFICIAL         PERCENT OF
        NAME OF BENEFICIAL OWNER               TITLE OF CLASS                 OWNERSHIP                  CLASS
        ------------------------               --------------            --------------------         ----------
Charles K. Barbo                            Class A Common Stock             677,715(1)                   2.4%
1201 Third Avenue, Suite 2200               Class B Common Stock              78,075(2)                  50.5%
Seattle, WA  98101

Arthur W. Buerk                             Class A Common Stock             382,922                      1.4%
1201 Third Avenue, Suite 2000               Class B Common Stock              76,529(2)                  49.5%
Seattle, WA  98101

Michael Rowe                                Class A Common Stock              80,884(3)                    *

David K. Grant                              Class A Common Stock              63,879(4)                    *

Harrell L. Beck                             Class A Common Stock              27,563(5)                    *

Kristin H. Stred                            Class A Common Stock               8,050(6)                    *

Greenlaw Grupe, Jr.                         Class A Common Stock              40,000                       *

Howard J. Johnson                           Class A Common Stock                   0                       *

Donald W. Lusk                              Class A Common Stock               6,600(7)                    *

Wendell J. Smith                            Class A Common Stock               7,017(7)                    *

All directors and executive officers as a   Class A Common Stock             911,708                      3.3%
group (9 persons)                           Class B Common Stock              78,075                     50.5%

---------------

*    Less than 1%.

(1) Includes 3,879 shares held for Mr. Barbo's individual account under the Company's Employee Retirement Savings Plan and Trust, 3,900 shares held by trusts of which Mr. Barbo is a trustee, 2,500 shares over which Mr. Barbo's wife has voting and investment power and 13,712 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

(2) Class B Common Stock entitled each of Messrs. Barbo and Buerk to a loan in an amount necessary to satisfy his general partner capital obligations resulting from the Consolidation. Class B Common Stock is convertible into

     Class A Common Stock at a one-to-one ratio upon repayment of the loan. With respect to Mr. Barbo, includes 1% of Class B Common Stock held by a corporation wholly owned by Mr. Barbo.

(3) Includes 8,113 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 3,646 shares held for Mr. Rowe's individual account under the Company's Employee Retirement Savings Plan and Trust and 266 shares directly owned by Mr. Rowe's wife and children.

(4) Includes 8,113 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 2,917 shares held for Mr. Grant's individual account under the Company's Employee Retirement Savings Plan and Trust.

(5) Includes 7,657 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 2,649 shares held for Mr. Beck's individual account under the Company's Employee Retirement Savings Plan and Trust.

(6) Includes 4,457 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 303 shares held for Ms. Stred's individual account under the Company's Employee Retirement Savings Plan and Trust.

(7) Includes 6,000 shares issuable on exercise of stock options currently exercisable.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is composed of all of the independent non-employee directors. The Committee is responsible for recommending to the Board of Directors the compensation philosophy, for setting the Chief Executive Officer's salary and bonus, and for administering the long term incentive plans for all executives and key employees.

     Compensation Philosophy and History

     The Company's compensation system is structured to attract and retain executives who are entrepreneurial and agree to be compensated, in significant part, by creating value for stockholders. The Company believes that this structure is advantageous to stockholders because the fixed costs of salaries are minimized and executives' and stockholders' interests are aligned.

     Compensation Policies

     For 1996, the Company's compensation policy reflected the continuation of below-market base salaries, and incentivizing executives to earn total compensation at or above median levels through the use of bonus and equity incentives that are performance based.

     Salaries. The Committee reviewed summary updates to data provided in previous years by an independent Compensation Consultant, which original data included six service industry indexes covering hundreds of companies, the NAREIT compensation index and a review of proxies of 15 publicly traded REITs with 1993 assets of between $141 million and $702 million. Some but not all of the companies included in the NAREIT Equity REIT Index, included in the Cumulative Total Return Table, were included in this data. These indexes were not matched geographically with the Company, but do cover some of the industries from which the Company recruits employees, such as retail, fast food, restaurant, leisure and hospitality. In 1995, compared to the average of this market data, salaries for Company Executives were below the 25th percentile. For 1996, it was the Committee's intention to move base salaries to at least the 35th percentile.

     The Compensation Committee reviewed and approved the salaries for the CEO and each of the named executive officers. The Committee established Mr. Barbo's annual salary of $190,000, after considering: a) Mr. Barbo's knowledge of the company's properties and the self storage industry, b) his leadership in infusing the entire

Company with strong corporate values and a common mission, and c) the continued improvement of operating results from the Company properties.

     Annual Incentive Bonus. The Company established target bonuses and specific performance criteria, based on the Company's funds from operations for 1996, except in the case of Mr. Grant, where performance criteria established related to European developments and budget-to-date actual performance. Based on the Company's performance of 98.4% of its target, the bonus paid to Mr. Barbo for 1996 was $42,200, approximately 84% of the target amount established for him.

     Long Term Equity Incentive. The long term equity compensation is the linchpin of the Company's compensation policy of incentivizing entrepreneurial interest in the creation of stockholder wealth. For 1996, the executives in the Company, other than Mr. Grant, were granted stock options at fair market value on January 2, 1996, and performance awards tied to three-year Company performance. The options vest in three equal annual installments, beginning on the first anniversary of the grant. Mr. Barbo was granted options on 5,137 shares, and performance awards targeted at 2,791 shares, but which may be anywhere between 0 to 8,373, based on the three-year Company performance. Mr. Grant's stock options were granted on January 30, 1996 at fair market value, and his performance awards are based on value created in the Company's European subsidiary.

     Generally, the number of stock options and performance awards granted increases in relation to the level of responsibility in the Company and ability to directly impact the profitability of the Company. The number of options previously granted and other stockholdings by the named executive officers were not considered in making the awards.

     Policy with Respect to Section 162(m) Limitations. The Company has no officer whose compensation approaches $1 million per year. It therefore has been determined that it is not necessary to take any further action or incur any additional costs to comply with the Section 162(m) limitations.

     Respectfully submitted,


     Donald W. Lusk, Chairman
     W.J. Smith
     Greenlaw Grupe, Jr.
     Howard J. Johnson



STOCK PRICE PERFORMANCE

     Set forth below are line graphs comparing the cumulative total return on the Class A Common Stock during the period beginning on March 28, 1994 and ending on December 31, 1996, the last day of the Company's 1996 fiscal year, with the cumulative total return on the Standard & Poor's 500 Index and the Equity REIT Index prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). The comparison assumes $100 was invested on March 28, 1994 and assumes reinvestment of dividends. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

     The first line graph assumes that the shares of Class A Common Stock were bought at the Net Asset Value per share of $18.90 contemplated in the Consolidation. The "Net Asset Value" was the value of the assets, determined by independent appraisal, less the liabilities (including transaction costs and liabilities) of the 17 limited partnerships participating in the Consolidation. Because this was the economic basis for the Consolidation, the Company believes that this represents the most appropriate starting point for a line graph comparison. The second line graph assumes that the shares of Class A Common Stock were bought at the initial trading price on March 28, 1994, the first day that the Class A Common Stock was publicly traded. On that day, the stock initially traded at $23.25 per share.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        SHURGARD STORAGE CENTERS, INC.,
         STANDARD & POOR'S 500 STOCK INDEX AND NAREIT EQUITY REIT INDEX
                     (Based on the Initial Net Asset Value)


                                    [GRAPH]

  Date         SHU @ $18.90    S&P 500    NAREIT Equity
  ----         ------------    -------    -------------
3/28/94           100.00        100.00        100.00
12/31/94          115.22        105.30         99.77
12/31/95          163.75        144.83        115.01
12/31/96          190.79        178.06        155.56


                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        SHURGARD STORAGE CENTERS, INC.,
         STANDARD & POOR'S 500 STOCK INDEX AND NAREIT EQUITY REIT INDEX
                        (Based on Initial Trading Price)


                                    [GRAPH]

  Date         SHU @ $23.25    S&P 500    NAREIT Equity
  ----         ------------    -------    -------------
3/28/94           100.00        100.00        100.00
12/31/94           93.66        105.30         99.77
12/31/95          133.11        144.83        115.01
12/31/96          155.10        178.06        155.56

COMPENSATION OF EXECUTIVES

         The following table sets forth the compensation for services rendered during the fiscal years ended December 31, 1996, 1995, and 1994 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company. Although certain of the individuals named below served as directors or officers of the Company prior to the Merger, they did not receive any cash compensation for such services from the Company but instead were compensated by the Management Company. Accordingly, all dollar amounts shown prior to March 24, 1995 were paid by the Management Company.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                       ANNUAL COMPENSATION                   COMPENSATION
                                                       -------------------                   ------------
                                                                                      SHARES
                                                                                    UNDERLYING
                                                                                      OPTIONS/                           ALL OTHER
                                                                                   STOCK OPTION            LTIP        COMPENSATION
   NAME AND PRINCIPAL POSITION        YEAR         SALARY($)       BONUS($)(1)       AWARDS(#)          PAYOUTS(2)         ($)
   ---------------------------        ----         ---------       -----------     ------------         ----------     ------------
Charles K. Barbo                      1996          190,000         42,200             5,137                              5,731(3)
   Chairman, President and Chief      1995          160,000         35,000            30,000              $250,000          375
   Executive Officer                  1994          155,000         30,000                                                  200

Michael Rowe                          1996          140,000         33,760             2,740                             19,931(3)
   Executive Vice President and       1995          107,000         35,000            15,000              $177,300       11,337
   Chief Operating Officer            1994          103,000         24,000             2,000                              7,043

David K. Grant                        1996          151,460         30,000             2,740                             78,674(4)
   Executive Vice President and       1995          107,000         30,000            15,000              $141,840        9,592
   Director of European Operations    1994          103,000         24,000             2,000                              5,888

Harrell L. Beck                       1996          105,000         25,320             1,370                              7,554(3)
   Director, Senior Vice President,   1995           84,000         25,000            15,000              $141,840        1,516
   Chief Financial Officer, Principal 1994           80,000         24,000             2,000                              1,217
   Accounting Officer and Treasurer

Kristin H. Stred                      1996          105,000         25,320             1,370                              7,095(3)
   Senior Vice President, General     1995           84,000         25,000            15,000              $88,650         3,978
   Counsel and Secretary              1994           80,000         24,000             2,000                              1,087


---------------

(1) Includes bonus awards earned pursuant to the terms of discretionary bonus, incentive compensation and profit-sharing arrangements.

(2) Immediately prior to the Merger, the Management Company made distributions of Management Company Common Stock to certain of its executive officers and Employees under a long-term incentive plan (except with respect to Mr. Barbo, whose distribution under the plan was made in cash instead of Management Company Common Stock). The amounts shown in this column represents the value of the Class A Common Stock into which such Management Company shares were converted in the Merger, based on the market price of the Class A Common Stock at the time of the Merger (with respect to Mr. Barbo, the amount shown in the column is the amount of cash paid to him under the plan).

(3) For the year ended December 31, 1996, with respect to Messrs. Barbo, Rowe and Beck and Ms. Stred, includes; $5,231, $5,231, $4,534 and $4,559 contributed respectively, by the Company under its Employee Retirement Savings Plan (ESOP); employer-matching contributions made by the Company under its Employee Retirement

     Savings Plan (401(k)) of $500 per person; with respect to Mr. Rowe includes $10,936 relating to interests in cash distributions from investments in certain partnerships, and, with respect to Messrs. Rowe and Beck and Ms. Stred, includes payments of $3,264, $2,520 and $2,036, respectively, paid annually towards insurance premiums on an executive disability plan.

(4) For the year ended December 31, 1996, with respect to Mr. Grant, includes; employer-matching contributions made by the Company under its Employee Retirement Savings Plan (401(k)) of $500, $5,231 contributed by the Company under its Employee Retirement Savings Plan (ESOP) and $10,936 relating to interests in cash distributions from investments in certain partnerships. Other compensation also includes amounts relating to Mr. Grant's relocation in connection with the Company's European joint venture include: $32,207 moving and housing adjustment expenses; and $29,800 school expenses.

LONG-TERM INCENTIVE PLANS - PERFORMANCE AWARDS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding performance stock awards of Class A Common Stock to the Company's executive officers during the fiscal year ended December 31, 1996.


                          PERFORMANCE OR
                           OTHER PERIOD
                               UNTIL          THRESHOLD      TARGET   MAXIMUM
        NAME                MATURATION           (#)          (#)       (#)
        ----              --------------      ---------      ------   -------
Charles K. Barbo(1)           3 years           1,395        2,791     8,373
Michael Rowe(1)               3 years            744         1,488     4,464
Harrell L. Beck(1)            3 years            372          744      2,232
Kristin H. Stred(1)           3 years            372          744      2,232
David K. Grant                3 years            (2)          (2)       (2)

---------------------

(1) Payout amount, if any, for Messrs. Barbo, Beck, Rowe and Ms. Stred, will be based on achievement of specified financial performance goals during the three year period ending December 31, 1998. Such performance goals are based on FFO per share, among other factors.

(2) Payout amount, if any, for Mr. Grant is not currently determinable. The amount will be determined on December 31, 1998 or soon thereafter, based on achievement of specified performance goals relating to development and operations results of the Company's European joint venture, and on the appraised value of interests in such joint venture at that time. Mr. Grant's performance award will be payable in cash or shares of Class A Common Stock, at the Company's election, in three equal installments on December 31, 1998, 1999 and 2000.

         OPTION GRANTS

         The following table sets forth certain information regarding options to purchase shares of Class A Common Stock granted to the Company's executive officers during the fiscal year ended December 31, 1996.

                                       OPTION GRANTS IN FISCAL 1996


                                       INDIVIDUAL GRANTS
  ----------------------------------------------------------------------------------------------
                            NUMBER OF           PERCENT OF                                                  VALUE AT ASSUMED ANNUAL
                             SHARES           TOTAL OPTIONS                                                 RATES OF STOCK PRICE
                           UNDERLYING          GRANTED TO            EXERCISE                               APPRECIATION FOR OPTION
                            OPTIONS           EMPLOYEES IN             PRICE          EXPIRATION                  TERM(2)
         NAME            GRANTED(#)(1)         FISCAL YEAR           ($/SHARE)           DATE             5%($)             10%($)
         ----            -------------        -------------          ---------        ----------          -----             ------
  Charles K. Barbo           5,137                11.52%              $26.875         1/02/2006          86,823            220,027
  Michael Rowe               2,740                 6.14%              $26.875         1/02/2006          46,310            117,359
  David K. Grant             2,740                 6.14%              $27.00          1/30/2006          46,526            117,905
  Harrell L. Beck            1,370                 3.07%              $26.875         1/02/2006          23,155             58,680
  Kristin H. Stred           1,370                 3.07%              $26.875         1/02/2006          23,155             58,680
  All Stockholders              N/A                 N/A                   N/A               N/A     475,264,747      1,204,414,182

---------------

(1) Options were granted at the fair market value on the date of grant. Each option vests in annual installments of 33.33% commencing on the first anniversary of the date of grant. Upon exercise of each of these options, the holder is entitled to a cash payment equivalent to the number of options exercised multiplied by the aggregate amount of dividends declared per share since the grant date. In the event of certain business combinations, the vesting of outstanding options will be accelerated. See "Executive Compensation-Employment Agreements; Change-in-Control Arrangements."

(2) The actual value, if any, the named executive officer or any other individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. The gain for "All Stockholders" is calculated by using ($29.625) the closing price per share of Class A Common Stock as reported by the New York Stock Exchange on December 31, 1996, and 25,509,348 shares, the number of shares of Class
     A Common Stock outstanding as of the Company's fiscal year-end. There can be no assurance that the actual value per share realized by the named executive officer or by all stockholders will approximate the potential realizable values set forth in the table.

                   OPTION EXERCISES AND YEAR-END OPTION VALUES


                              SHARES                        NUMBER OF SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                             ACQUIRED                             UNEXERCISED OPTIONS                     IN-THE-MONEY OPTIONS
                                ON            VALUE               FISCAL YEAR-END(#)                  AT FISCAL YEAR-END($)(1)(2)
                             EXERCISE       REALIZED        -------------------------------           ---------------------------
NAME                           (#)            ($)      EXERCISABLE         UNEXERCISABLE        EXERCISABLE           UNEXERCISABLE
----                         --------       --------   -----------         -------------        -----------           -------------
Charles K. Barbo(3)             --             --        13,712               21,425              113,623                173,997
Michael Rowe                    --             --         7,713               12,027               65,629                100,344
David K. Grant                  --             --         7,713               12,027               65,515                100,116
Harrell L. Beck                 --             --         7,257               11,113               63,730                 96,544
Kristin H. Stred              3,200          19,590       4,057               11,113               34,960                 96,544

---------------

(1) This amount is the aggregate number of outstanding options multiplied by the difference between $29.625 (the closing price of Class A Common Stock as of December 31, 1996) and the exercise price of such options.

(2) This amount includes dividend equivalents of $1.41/share as of December 31, 1996, payable to the option holder upon exercise of the following total number of exercisable stock options: Mr. Barbo, 1,712, Mr. Rowe, 913; Mr. Grant, 913, Mr. Beck, 457; Ms. Stred, 457. The following total number of unexercisable stock options carry a dividend equivalent: Mr. Barbo, 3,425; Mr. Rowe, 1,827, Mr. Beck, 913 and Ms. Stred, 913.

(3) 30,000 stock option shares held by Mr. Barbo include a bonus of $2.25 per share, payable in cash upon exercise. Such bonus amount is included in the value of the options at fiscal year end.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOAN RELATING TO CLASS B COMMON STOCK

         On March 1, 1994, as a part of the Consolidation, the Company made a $1,981,000 interest-free loan to Mr. Barbo to enable him to make certain capital contributions that were required in connection with the Consolidation. Mr. Barbo's shares of Class B Common Stock have been pledged as collateral for the loan. Upon repayment of the loan, a percentage of the Class B Common Stock equal to the percentage of the loan principal being repaid will be released from the pledge and Mr. Barbo will then have the option to convert his Class B Common Stock, on a share-for-share basis, into Class A Common Stock. As of December 31, 1995, the entire principal amount of the loan remained outstanding.

SHURGARD'S STORAGE TO GO, INC.

         In 1996, the Board of Directors approved an investment of $3,000,000 in Shurgard's Storage To Go, Inc., a Delaware corporation ("Shurgard To Go") whose business is to provide services ancillary to self storage, including but not limited to containerized storage services involving picking up and delivering customer goods to storage. The following officers of the Company have committed to invest the following amounts in Shurgard's Storage To Go, Inc.: Charles K. Barbo, $18,750; Michael Rowe, $18,750, Harrell L. Beck, $9,375, Kristin H. Stred, $9,375. These four officers own an aggregate of 25% of Shurgard To Go's outstanding shares of voting, Series A Common Stock. Another 25% of the Series A shares are owned by a non-affiliated third party, and the remaining voting shares are owned by other individuals who are key employees of the Company.

         The Company owns 75% of Shurgard To Go's outstanding shares of non-voting, Series B Common Stock. The remaining 25% of the outstanding Series B Common Stock are owned by a non-affiliated third party.

MERGER WITH IDS PARTNERSHIPS

         In September, 1996, the Company completed a cash tender offer for units of limited partnership interest (the "Units") in IDS/Shurgard Income Growth Partners L.P. ("IDS1"), IDS/Shurgard Income Growth Partners L.P. II ("IDS2") and IDS/Shurgard Income Growth Partners L.P. III ("IDS3" and, together with IDS1 and IDS2, the "IDS Partnerships"). The Company acquired 63,234 or 43% of the outstanding IDS1 Units, 37,164 or 32% of the outstanding IDS2 Units and 50,469 or 42% of the outstanding IDS3 Units for an aggregate purchase price of $40,051,174. In November 1996, the IDS Partnerships were merged into the Company. The limited partners of the IDS Partnerships (excluding the Company) received in the aggregate 2,269,254 shares of Class A Common Stock and $124,855 (payment of fractional shares) in exchange for their interests in the IDS Partnerships in the mergers. The IDS Partnerships were sponsored by the Management Company in 1987 through 1991 and, as a result of the Management Company Merger, the Company served as a limited partner of the general partner of each IDS Partnership. In addition, Charles K. Barbo and a corporation wholly owned by Mr. Barbo served as general partners of the general partner of each IDS Partnership. As a result of the mergers of the IDS Partnerships, Mr. Barbo and his wholly owned corporation received shares of the Company's Class A Common Stock with an aggregate value of approximately $538,300 in exchange for their general partner interests.

         In connection with the Management Company Merger, the Company and the former shareholders of the Management Company executed a Contingent Shares Agreement dated as of March 24, 1995 (the "Contingent Shares Agreement") whereby the former Management Company shareholders are entitled to receive shares of Common Stock upon the sale or transfer of, or the occurrence of certain other events with respect to, the Company's interest in certain limited partnerships formerly owned by the Management Company, including the Partnerships. The Company entered into the Contingent Shares Agreement because the Company concluded that it was difficult at the time of the Management Company merger to value the Management Company's interests in certain limited partnerships (including the Partnerships). Accordingly, the Management Company shareholders did not receive full value with respect to such interest at the time of the Management Company Merger, but instead are entitled to receive additional consideration at a future valuation date or when the Company receives proceeds from the sale of these interests. Pursuant to the Contingent Shares Agreement, Mr. Barbo and the executive officers of the Company, as former stockholders of the Management Company received shares of Class A Common Stock with a value of approximately $475,600 and $77,900, respectively.

InterMation, Inc.

         Messrs. Barbo and Rowe are directors of InterMation, Inc. and Mr. Barbo is the beneficial owner of 41% of the outstanding common stock of InterMation. The Company leases a facility to InterMation at a monthly rental of approximately $23,000. The aggregate amount paid to the Company under this lease in the year ended December 31, 1996 was $275,000. The lease term is for three years, with two five-year options, although either party may terminate the lease on 18 months' notice. On September 11, 1996, InterMation gave the Company notice that it intends to terminate the lease, effective March 1, 1998.

EMPLOYMENT AGREEMENTS; CHANGE-IN CONTROL ARRANGEMENTS

         1993 Stock Option Plan. The 1993 Stock Option Plan (the "1993 Plan") provides that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will become fully exercisable. Such options, if not exercised, will then terminate upon consummation of such transaction. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

         1995 Long-Term Incentive Plan. In the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company, outstanding options, stock appreciation rights and restricted stock under the 1995 Incentive Plan will become fully exercisable, subject to certain exceptions. In addition, the Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

         Business Combination Agreements. In 1996, the Company entered into agreements with each of its officers that provide for payments in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years after certain business combination transactions, including but not limited to changes of control. The agreements provide for the continuation of benefits and continued employment or pay for two and one-half years of annual salary and average bonus, and, in the event of certain taxation of payments made under these agreements, additional payments necessary for the officers to receive the benefits contemplated by the agreements.

             PROPOSAL FOR REINCORPORATION IN THE STATE OF WASHINGTON

         For the reasons set forth below, the Board of Directors believes that the best interests of the Company and its stockholders will be served by changing the Company's state of incorporation from Delaware to Washington (the "Reincorporation"). The Board of Directors has approved the Reincorporation, which would be accomplished by merging the Company with and into its newly formed Washington subsidiary, Shurgard Washington Corporation ("Shurgard Washington"). Upon effectiveness of the merger, Shurgard Washington's name will be changed to Shurgard Storage Centers, Inc., the name under which the Company has operated since its initial incorporation. The stockholders will be asked to approve the Reincorporation at the Annual Meeting.

         The sole factor in the Board of Directors' recommendation to reincorporate in Washington was that the Company's franchise fees will be substantially less in Washington than in Delaware. The Company expects to save approximately $150,000 annually on state franchise tax fees by reincorporating in Washington. Furthermore, the Company's headquarters are located in Washington.

         PLAN OF MERGER


         The Company will be merged with and into Shurgard Washington pursuant to the terms of the proposed Agreement and Plan of Merger (the "Merger Agreement"), a copy of which is attached as Exhibit A to this Proxy Statement. Upon the completion of the merger, the owner of each outstanding share of the Company's Class A Common Stock will automatically own one share of Shurgard Washington Class A Common Stock and the owner of each outstanding share of the Company's Class B Common Stock will automatically own one share of Shurgard Washington Class B Common Stock. Each outstanding certificate representing a share or shares of the Company's securities will continue to represent the same number of shares in Shurgard Washington (i.e., a certificate representing one share of the Company's Class A Common Stock will then equal one share of Shurgard Washington Class A Common Stock). It will not be necessary for stockholders of the Company to exchange their existing stock certificates. The Company's Class A Common Stock will continue to be traded on the publicly-traded market and reported on the NYSE under the symbol "SHU" subsequent to the merger.

         Shurgard Washington's Articles of Incorporation and Bylaws will be the Articles of Incorporation and Bylaws of the surviving corporation, except that, upon the effectiveness of the merger, Shurgard Washington's name will be changed to Shurgard Storage Centers, Inc. Shurgard Washington's Articles of Incorporation are attached hereto as Exhibit B. The discussion contained in this Proxy Statement is qualified in its entirety by reference to Exhibits A and B.

         EFFECT OF REINCORPORATION AND MERGER

         The Reincorporation and the merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described in this Proxy Statement. The Reincorporation and merger will not result in any change in the name, business, management, location of the Company's principal executive offices, assets, liabilities, net worth or accounting practices. Moreover, as noted above, the shares of Class A Common Stock will continue to be publicly traded and reported on the NYSE. The merger will not give rise to any appraisal or dissenters' rights.

         PRINCIPAL DIFFERENCES IN CORPORATE CHARTERS


         Shurgard Washington's Articles of Incorporation differs from the Company's Certificate of Incorporation in certain technical aspects. Specific articles have been included so as to minimize differences in corporate governance before and after the Reincorporation. A majority vote requirement in the case of mergers is provided for (which is the same as the Delaware General Corporation Law ("DGCL") requirement for mergers). Although Shurgard Washington's Articles of Incorporation and the Company's Certificate of Incorporation contain similar language to the effect that a director will not be liable for monetary damages for conduct as a director to the full extent that each entity's respective state's law permits, the Washington Business Corporation Act ("WBCA") and the DGCL have different director and officer indemnification and director liability provisions. Various differences also exist between Shurgard Washington's Bylaws and the Company's Bylaws, but none of these provisions are expected to have a material effect on the Company's governance.

         CERTAIN DIFFERENCES IN CORPORATE LAWS


         The DGCL currently governs the rights of the Company's stockholders. After the merger, the rights of stockholders will be governed by the WBCA. The following discussion summarizes certain significant differences between the provisions of the DGCL and the WBCA, as applicable to a public company.

         Amendment of Articles/Certificate of Incorporation. The WBCA authorizes a corporation's board of directors to make various changes of an administrative nature to its articles of incorporation including changes of corporate name, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares, and changes to or elimination of provisions with respect to par value of its stock. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation, and must be approved by a majority of all votes entitled to be cast by each voting group which has a right to vote on the amendment. Under the DGCL, all amendments to a corporation's certificate of incorporation require the approval of stockholders holding a majority of the voting power of the corporation unless a greater proportion is specified in the certificate of incorporation.

         Provisions Affecting Acquisitions and Business Combinations. The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an "Acquiring Person" who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. The prohibited transactions include, among others, merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, a transaction may occur if certain "fair price" criteria are met. The holders of shares must receive a value per share at least equal to the higher of (i) within the last five years prior to the announcement of the significant business transaction, the highest per share price paid by the Acquiring Person at a time when it owned five percent or more of the target corporation (or, if higher, within the five-year period before the Acquiring Person became one) and (ii) the market value of the shares on the date a significant business transaction is announced, plus annual interest in either case. Target corporations include all publicly-traded domestic corporations, as well as foreign corporations that meet certain requirements. A corporation may not "opt out" of this statute.

         Delaware has enacted a business combination statute that is contained in Section 203 of the DGCL providing that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the time the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66% of the outstanding voting stock not owned by the interested stockholder.

         For purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder, and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.

         These restrictions placed on interested stockholders by Section 203 do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or
(ii) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested stockholder at or prior to such adoption. The Company has elected to take itself outside of the coverage of Section 203.

         Mergers, Acquisitions and Other Transactions. Under the WBCA, a merger, consolidation, sale of all or substantially all of a corporation's assets other than in the regular course of business, or dissolution of a public corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion is specified in the articles of incorporation. Shurgard Washington's Articles of Incorporation provide that the corporate transactions specified above may be approved by a majority of the outstanding shares entitled to vote. Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation's assets other than in the regular course of business or dissolution of a corporation must be approved by a majority of the outstanding shares entitled to vote.

         Action Without a Meeting. Under the WBCA, shareholder action may be taken without a meeting if written consents setting forth such action are signed by all holders of outstanding shares entitled to vote thereon. The DGCL authorizes stockholder action without a meeting if consents are received from holders of a majority of the outstanding shares. The Company's Certificate of Incorporation, however, requires written consent from all holders of outstanding shares entitled to vote thereon. Although Shurgard Washington's Bylaws do not restrict the ability of shareholders to act by written consent, because such a consent must be signed by all holders of outstanding shares entitled to vote on the action, it is highly unlikely that any shareholder action would be taken by written consent.

         Class Voting. Under the WBCA, the articles of incorporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain mergers that adversely affect the rights of holders of that class. The DGCL requires voting by separate classes only with respect to amendments to the certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

         Transactions With Officers or Directors. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors; (ii) it is approved by the affirmative vote of a majority of all qualified shares; or
(iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have
(a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who does have such a conflict and which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified Shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

         The DGCL provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

         Appraisal or Dissenters' Rights. Under the WBCA a shareholder is entitled to dissent from and, upon perfection of his or her appraisal right, to obtain fair value of his or her shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of substantially all assets of the corporation, and amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

         Under the DGCL, appraisal rights are available only in connection with certain mergers or consolidations, unless otherwise provided in the corporation's certificate of incorporation. Even in the event of those mergers or consolidations, unless the certificate of incorporation otherwise provides, the DGCL does not provide appraisal rights (i) if the shares of the corporation are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as in the merger the stockholders receive shares of the surviving corporation or any other corporation the shares of which are listed on a national securities exchange or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. Because the Company is listed on the NYSE (and currently has over 2,000 stockholders of record), stockholders currently would not have statutory appraisal rights under the DGCL in such mergers.

         Indemnification of Directors and Officers. Under the WBCA, if authorized by the articles of incorporation, a bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of a director or officer finally adjudged to be an unlawful distribution; or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Unless limited by the corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action. Any indemnification of a director in a derivative action must be reported to shareholders in writing. Written commentary by the drafters of the WBCA, which has the status of legislative history, specifically indicates that a corporation may indemnify its directors and officers for amounts paid in settlement of derivative actions, provided that the director's or officer's conduct does not fall within one of the categories set forth above. Shurgard Washington's Articles of Incorporation provide that Shurgard Washington shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against a director or officer in the name of the corporation, commonly referred to as a derivative action.

         Under the DGCL, indemnification of directors an officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of nonderivative actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation. Indemnification is required to the extent of a director's or officer's successful defense. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action. While the DGCL provides that these indemnification provisions are not exclusive, which, in the Company's opinion, indicates that a corporation may provide for broad indemnification in its charter documents, including circumstances not specifically authorized under the DGCL, there is some uncertainty as to the extent to which a corporation may indemnify its directors and officers for judgments and amounts paid in settlement of derivative actions. There are no definitive decisions and this uncertainty exists because certain legal commentators have argued that such indemnification would be circular and thus against public policy. Also, a proposal to permit such indemnification was specifically rejected by the General Corporation Law Section of the Delaware Bar Association. This uncertainty may adversely affect the Company's ability to recruit and retain highly qualified directors and officers in the future.

         The Company has included undertakings in various registration statements filed with the Securities and Exchange Commission (the "Commission") that in the event a claim for indemnification is asserted by a director or officer relating to liabilities under the Securities Act of 1933, as amended (the "Securities Act"), the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification would be against public policy and will be governed by any final adjudication of such issue.

         Filing Fees. Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a nominal fee to a maximum of $150,000, based on an equation consisting of the number of shares authorized, the number of shares outstanding and the net assets of the corporation. The Company has been subject to the maximum annual fee of $150,000 for several years. Washington charges corporations incorporated in Washington nominal annual corporate license renewal fees, and does not impose any franchise tax fee.

         FEDERAL INCOME TAX CONSEQUENCES


         In connection with the Reincorporation, Perkins Coie, counsel to the Company, will issue an opinion to the effect that, for federal income tax purposes:

         1. The merger of the Company with and into Shurgard Washington (the "Merger") will qualify as a reorganization under section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

         2. The Company will recognize no gain or loss as a result of the Merger;

         3. A stockholder of the Company will recognize no gain or loss upon the deemed exchange of shares of Company Class A Common Stock for shares of Shurgard Washington Class A Common Stock or upon the deemed exchange of shares of Company Class B Common Stock for shares of Shurgard Washington Class B Common Stock;

         4. The aggregate basis of the shares of Shurgard Washington securities deemed received by a stockholder as a result of the Merger will equal the aggregate basis of the shares of Company securities deemed exchanged therefor;

         5. The holding period of the shares of Shurgard Washington Class A and Class B Common Stock deemed received by a stockholder in the Merger will include the holding period of the shares of Company Class A and Class B Common Stock deemed exchanged therefor, provided that such Company securities are held as a capital asset by the stockholder at the Effective Time; and

         6. The taxable year and carry forward of net operating losses and certain other tax attributes of the Company will be unaffected by the Merger.

         The opinion of Perkins Coie is subject to certain assumptions and qualifications and will be based upon the accuracy of certain representations contained in the officers' certificates delivered to Perkins Coie by the parties to the Reincorporation (the "Officers' Certificates") in connection with the delivery of the tax opinion by Perkins Coie. Of particular importance to the general tax-free character of the Merger will be representations contained in the Officers' Certificates and assumptions relating to the "continuity of interest" requirement that the shareholders of the Company retain, through ownership of Shurgard Washington securities, a significant equity interest in the Company's business after the Reincorporation. If any such representation or assumption is proved inaccurate, the Reincorporation may not be a tax-free reorganization, in which case it could result in a taxable event for both the Company and its stockholders. Of particular importance with respect to the effect of the Reincorporation on the taxable year, net operating losses and other tax attributes of the Company, as discussed in Item 6 above, are certain assumptions and representations that the ownership of Shurgard Washington will be the same as the ownership of the Company and that Shurgard Washington will possess the same assets and liabilities, except for assets used to pay expenses incurred in connection with the Merger, as the Company. No ruling from the IRS will be applied for with respect to the federal income consequences of the Reincorporation. Thus, there can be no assurance that the IRS will agree with the conclusions set forth herein regarding the federal income tax consequences of the Reincorporation.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW. ALTHOUGH THIS DISCUSSION IS INTENDED TO COVER THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION, IT MAY NOT ADDRESS ISSUES THAT ARE MATERIAL TO A STOCKHOLDER BECAUSE OF HIS OR HER PARTICULAR TAX SITUATION. IT DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

         VOTE REQUIRED AND BOARD RECOMMENDATION


         The affirmative vote of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company is required to approve the Reincorporation. Abstention from voting and broker nonvotes will have the practical effect of voting against the Reincorporation since they represent one less vote for approval.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE REINCORPORATION FROM DELAWARE TO WASHINGTON BY MEANS OF A MERGER OF THE COMPANY WITH AND INTO SHURGARD WASHINGTON CORPORATION, A NEWLY FORMED, WHOLLY OWNED WASHINGTON CORPORATION.

                              INDEPENDENT AUDITORS

         Deloitte & Touche LLP, which audited the Company's accounts for the last fiscal year, has been the Company's independent auditor since the Company's inception. Representatives of Deloitte & Touche LLP are expected to attend the 1997 Annual Meeting and have an opportunity to make a statement and respond to appropriate questions from stockholders.

                             SOLICITATION OF PROXIES

         The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. D. F. King & Co., Inc. may solicit proxies at an approximate cost of $10,000, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All the costs of soliciting proxies will be paid by the Company.

                                  OTHER MATTERS

         The Company knows of no other matters that are likely to be brought before the 1997 Annual Meeting. If, however, other matters not now known or determined come before the 1997 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 1, 1997.

                                  ANNUAL REPORT

         A copy of the Company's 1996 Annual Report has been mailed to each stockholder of record. Additional copies of such annual report may be obtained without charge by writing or calling Investor Relations at (800) 955-2235.

                                         By Order of the Board of Directors



                                         Kristin H. Stred
                                         Secretary

Seattle, Washington
March 31, 1997

                         SHURGARD STORAGE CENTERS, INC.

   PROXY FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles K. Barbo and Harrell L. Beck, and each of them, as Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all the shares of Class A Common Stock and Class B Common Stock, par value $.001 per share (collectively, the "Common Stock"), of Shurgard Storage Centers, Inc. held of record by the undersigned on March 21, 1997, at the 1997 Annual Meeting of Stockholders to be held on May 13, 1997, or any adjournment or postponement thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 AND FOR
ITEM 2.

1. ELECTION OF DIRECTORS

   Election of the following two nominees to serve as directors for three-year terms or until their successors are elected and qualified:

                                HARRELL L. BECK                 WENDELL J. SMITH
[ ] FOR all nominees      [ ] WITHHOLD AUTHORITY to     [ ] WITHHOLD AUTHORITY to vote for the
                             vote for all nominees      following only: (write the name(s) of the
                                                               nominee(s) in this space)

                                                        -----------------------------------------

2. APPROVAL OF THE REINCORPORATION OF THE COMPANY IN THE STATE OF WASHINGTON THROUGH A MERGER OF THE COMPANY WITH A WHOLLY OWNED WASHINGTON SUBSIDIARY

   [ ] FOR              [ ] AGAINST             [ ] ABSTAIN


               IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.


The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement dated March 21, 1997.

                                    Please sign below exactly as your name
                                    appears on the label affixed. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

                                    Dated:________________________________, 1997


                                    ____________________________________________
                                                     Signature

                                    ____________________________________________
                                             Signature if held jointly



         YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL
           HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.